Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

NEWTECH ENTERPRISE MANAGEMENT, INC.

The undersigned, for the purpose of organizing a corporation under General Corporation Law of the State of Delaware, hereby certifies that:

FIRST:  The name of the corporation is NewTech Enterprise Management, Inc. (the “Corporation”).

SECOND:  The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 3411 Silverside Road Rodney Building No. 104, Wilmington, Delaware 19810, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporate Creations Network Inc.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The Corporation is to have perpetual existence.

FIFTH:  (a)  The total number of shares of capital stock which the Corporation shall have authority to issue is eleven million (11,000,000) shares, of which (i) one million (1,000,000) shares are designated as preferred stock, with a par value of $.001 per share (“Preferred Stock”), and ten million (10,000,000) shares are designated as common stock, with a par value of $.001 per share (“Common Stock”).

(b) The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more series and such series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time, including but not limited to:

(i)  the designation of such class or series;

(ii)  the dividend rate of such class or series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, whether such dividends shall be cumulative or non-cumulative, and whether such dividends may be paid in shares of any class or series of capital stock or other securities of the Corporation;

(iii)  whether the shares of such class or series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(iv)  the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such class or series;

(v)    whether or not the shares of such class or series shall be convertible into or exchangeable for shares of any other class or classes or series of capital stock or other securities of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustment and other terms and conditions of such conversion or exchange;

(vi)  the extent, if any, to which the holders of the shares of such class or series shall be entitled to vote, as a class or otherwise, with respect to the election of the directors or otherwise, and the number of votes to which the holder of each share of such class or series shall be entitled;

(vii)  the restrictions, if any, on the issue or reissue of any additional shares or any class or series of Preferred Stock; and

(viii)  the rights of the holders of the shares of such class or series upon the dissolution of, or upon the distribution of assets of, the Corporation.

(c) The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote; provided, however, that this Section FIFTH (c) shall not affect the rights granted to the holders of any specific series of Preferred Stock.

(d)  Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

(e)   No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

 SIXTH:  The Board of Directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.

SEVENTH:  No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH:  The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law, as amended from time to time, each person that such section grants the Corporation the power to indemnify.

NINTH:  The terms and conditions of any rights, options and warrants approved by the Board of Directors may provide that any or all of such terms and conditions may not be waived or amended or may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Corporation (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended absent such consent.

IN WITNESS WHEREOF, the sole incorporator has executed this Certificate this 28th day of April, 2009

CORPORATE CREATIONS INTERNATIONAL, INC.

By:/s/Samantha Simons
Name: Samantha Simons
Title: Assistant Secretary